                                                                  EXHIBIT 2


================================================================================




                                 PREFERRED STOCK
                               PURCHASE AGREEMENT

                                  by and among

                             CIRMATICA GAMING, S.A.
                              a Spanish corporation

                                  THE OAK FUND,
                        a Cayman Islands exempted company

                               PECONIC FUND LTD.,
                        a Cayman Islands exempted company

                             RAMIUS SECURITIES, LLC,
                      a Delaware limited liability company

                          OLIVETTI INTERNATIONAL S.A.,
                            a Luxembourg corporation

                                       and

                              AUTOTOTE CORPORATION,
                             a Delaware corporation



                            Dated: September 6, 2000


================================================================================

                       PREFERRED STOCK PURCHASE AGREEMENT

            This Preferred Stock Purchase Agreement (this "AGREEMENT"), dated as of September 6, 2000, is by and among Autotote Corporation, a Delaware corporation (the "COMPANY"), Cirmatica Gaming, S.A., a Spanish corporation ("CIRMATICA"), Olivetti International S.A., a Luxembourg corporation ("OLIVETTI"), The Oak Fund, a Cayman Islands exempted company ("OAK"), Peconic Fund Ltd., a Cayman Islands exempted company ("PECONIC") and Ramius Securities, LLC, a Delaware limited liability company ("RAMIUS" and, together with Cirmatica, Olivetti, Oak and Peconic, the "PURCHASERS").

                                    RECITALS

            A. This Agreement provides that on the Closing Date, (i) Cirmatica will purchase from the Company, and the Company will issue and sell to Cirmatica, 1,000,000 shares (the "CIRMATICA SHARES") of the Company's Series A Convertible Preferred Stock, par value $1.00 per share (the "PREFERRED STOCK"),
(ii) Olivetti will purchase from the Company, and the Company will issue and sell to Olivetti, 20,000 shares (the "OLIVETTI SHARES") of Preferred Stock,
(iii) Oak will purchase from the Company, and the Company will issue and sell to Oak, 40,000 shares (the "OAK SHARES") of Preferred Stock, (iv) Peconic will purchase from the Company, and the Company will issue and sell to Peconic, 40,000 shares (the "PECONIC SHARES") of Preferred Stock and (v) Ramius will receive from the Company as partial payment of a placement agent fee relating to the sale of the Preferred Stock hereunder, and the Company will issue to Ramius, 27,500 shares (the "RAMIUS SHARES" and, together with the Cirmatica Shares, the Olivetti Shares, the Oak Shares and the Peconic Shares, the "SHARES") of Preferred Stock, in each case, having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Designations (the "CERTIFICATE OF DESIGNATIONS") attached hereto as Exhibit A (the "EQUITY INVESTMENT").

            B. The Purchasers are unwilling to enter into this Agreement unless, contemporaneously with the Closing under this Agreement, the Company and the Purchasers enter into an agreement in the form attached hereto as Exhibit B (the "STOCKHOLDERS' AGREEMENT") providing for certain actions relating to the shares of Preferred Stock and shares of Common Stock into which such Preferred Stock is convertible; and the Board of Directors of the Company has approved the execution, delivery and performance by the Company of the Stockholders' Agreement.

            C. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Equity Investment and also to prescribe various conditions to the Equity Investment.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                TABLE OF CONTENTS
                                                                          Page

ARTICLE I. DEFINITIONS.......................................................2
   1.1  Defined Terms........................................................2
   1.2  Other Defined Terms..................................................9

ARTICLE II. PURCHASE AND SALE OF THE SHARES.................................10
   2.1  Closing.............................................................10

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................12
   3.1  Organization and Capitalization.....................................12
   3.2  Authorization.......................................................13
   3.3  Subsidiaries........................................................14
   3.4  Absence of Certain Changes or Events................................15
   3.5  Title to Assets; Absence of Liens and Encumbrances, etc.............15
   3.6  Contracts and Commitments...........................................17
   3.7  Permits.............................................................19
   3.8  No Conflict or Violation............................................19
   3.9  Consents and Approvals..............................................20
   3.10 SEC Documents; Financial Statements, etc............................20
   3.11 Undisclosed Liabilities.............................................21
   3.12 Exemption from Registration.........................................21
   3.13 Litigation..........................................................21
   3.14 Labor Matters.......................................................21
   3.15 Compliance with Law.................................................22
   3.16 No Brokers..........................................................22
   3.17 Proprietary Rights..................................................22
   3.18 Employee Plans......................................................23
   3.19 Tax Matters.........................................................26
   3.20 Insurance...........................................................27
   3.21 Customers and Suppliers.............................................28
   3.22 Compliance with Environmental Laws..................................28
   3.23 No Other Agreements to Sell the Assets or Shares of the Company
        or its Subsidiaries.................................................30
   3.24 Prohibited Payments.................................................30
   3.25 Board Recommendation................................................30
   3.26 Change of Control Exemptions........................................31
   3.27 Accuracy of Information Furnished...................................31
   3.28 Stockholder Approval................................................32

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS................32
   4.1  Organization........................................................32
   4.2  Authorization.......................................................32
   4.3  Consents and Approvals..............................................32

   4.4  No Conflict or Violation............................................32
   4.5  Investment Representation...........................................33
   4.6  No Brokers..........................................................33
   4.7  No Investment Company...............................................33

ARTICLE V. COVENANTS OF THE COMPANY AND THE PURCHASERS......................33
   5.1  Maintenance of Business Prior to Closing............................33
   5.2  Investigation by the Purchasers.....................................34
   5.3  Consents and Efforts; Further Assurances............................35
   5.4  Notification of Certain Matters.....................................35
   5.5  Exclusivity; Fees and Expenses......................................36
   5.6  Change of Control Exemptions........................................37
   5.7  Compliance with Laws................................................38

ARTICLE VI. CONDITIONS TO THE INVESTMENT....................................38
   6.1  Conditions to the Obligations of Each Party.........................38
   6.2  Conditions to the Obligations of the Company........................39
   6.3  Conditions to the Obligations of the Purchasers.....................39

ARTICLE VII. INDEMNIFICATION................................................42
   7.1  Indemnification by the Company......................................42
   7.2  Defense of Claims...................................................43
   7.3  Insurance Proceeds; Tax Effect......................................44

ARTICLE VIII. MISCELLANEOUS.................................................45
   8.1  Termination.........................................................45
   8.2  Assignment; Parties in Interest.....................................46
   8.3  Notices.............................................................46
   8.4  Entire Agreement; Waivers...........................................49
   8.5  Multiple Counterparts...............................................49
   8.6  Invalidity..........................................................49
   8.7  Titles..............................................................49
   8.8  Fees and Expenses...................................................49
   8.9  Cumulative Remedies.................................................49
   8.10 Governing Law; Jurisdiction.........................................49
   8.11 Amendment...........................................................50
   8.12 Public Announcements................................................50
   8.13 Enforcement of Agreement............................................50
   8.14 Interpretive Provisions.............................................50

   EXHIBITS

   EXHIBIT A      Certificate of Designations
   EXHIBIT B      Stockholders' Agreement
   EXHIBIT C      Opinion of Counsel to Company

                                   ARTICLE I.
                                   DEFINITIONS

            1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

            "ACTION" shall mean any action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other governmental authority.

            "AFFILIATE" shall mean, with respect to any Person or entity (the "REFERENT PERSON"), any Person or entity which controls the referent Person, any Person or entity which the referent Person controls, or any Person or entity which is under common control with the referent Person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person or entity through voting securities, by contract or otherwise. For purposes of this Agreement, Target shall be deemed an Affiliate of the Company.

            "AMEX" shall mean the American Stock Exchange, or any successor thereto.

            "ASSETS" shall mean all of the Company's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or any of its Subsidiaries.

            "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, its Subsidiaries or any ERISA Affiliate or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability, and (c) covers any current or former employee, officer, director or consultant of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such any entity).

            "BONA FIDE THIRD PARTY" shall mean a third party unrelated to the Purchasers, Lottomatica S.p.A., Olivetti S.p.A., Cirsa or their respective Affiliates.

            "BOOKS AND RECORDS" shall mean all books, records, lists, ledgers, files, reports, plans, drawings and operating records of every kind relating to the Company and its Subsidiaries, the Assets, business operations, customers, suppliers and Personnel, including, without limitation, (a) all corporate books and records of the Company and its Subsidiaries, disk or tape files, printouts, runs or other computer-based information and the Company's and its Subsidiaries' interest in all computer programs required to access, and the equipment containing, all such computer-based information, (b) all product, business and marketing plans, (c) all environmental control records and (d) all sales, maintenance and production records.

            "CHANGE OF CONTROL" shall mean one or more of the following events:
(i) less than a majority of the members of the Board (excluding any directors nominated or elected by Purchasers) shall be persons who either (A) were serving as directors on the date hereof or (B) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (A) above or this clause (B); (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;
(iii) an announcement by any Bona Fide Third Party or group of Bona Fide Third Parties acting in concert, of a merger with the Company or an acquisition of the Company's securities or other transaction which will require the filing with the Securities and Exchange Commission of a Schedule 13D under the Exchange Act, with respect to beneficial ownership of the Company (other than by a financial entity or other similar institutional investor holding securities of the Company for investment purposes that is eligible to file a Schedule 13G under the Exchange Act with respect to such merger or acquisition in accordance with Rule 13d-1(b)(1) of the Exchange Act) in which Item 4 thereof will indicate a plan or proposal under subsections (a)-(j) thereof with respect to either (x) the merger with a Bona Fide Third Party or acquisition of at least twenty percent (20%) of the Company's voting securities by a Bona Fide Third Party or (y) the merger or consolidation of the Company with a Bona Fide Third Party where the stockholders of the Company would not, immediately after the merger or consolidation, own at least fifty percent (50%) of the voting securities of the entity (unrelated to the Purchasers, Lottomatica S.p.A., Olivetti S.p.A., Cirsa and their respective Affiliates) issuing the cash or securities in the merger or consolidation, or the sale of substantially all of the assets of the Company; or (iv) the Company enters into negotiations that might reasonably be expected to cause any of the events specified in clauses (i), (ii) or (iii) above to occur.

            "CIRSA" shall mean Cirsa Business Corporation S.A.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

            "COMMON STOCK" shall mean the Class A Common Stock having a par value of $0.01 per share of the Company.

            "CONTRACT" shall mean any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sales order, quotation and other executory commitment to which the Company or its Subsidiaries is a party or which specifically relates to the Company's or its Subsidiaries' businesses or any of the Assets, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

            "DEBT COMMITMENT LETTERS" shall mean that certain Commitment Letter and that certain Optional Note Purchase Letter, each dated as of May 18, 2000, by and among DLJ Capital Funding, Inc., DLJ Bridge Finance, Inc. and the Company, and by and between the Company and DLJ Capital Funding, Inc., respectively.

            "DGCL" shall mean the General Corporations Law of the State of Delaware.

            "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

            "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

            "ENVIRONMENTAL CLAIMS" shall mean all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company or its Subsidiaries and any other Person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable Environmental Law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

            "ENVIRONMENTAL CONDITIONS" shall mean the state of the environment, including natural resources (E.G., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air.

            "ENVIRONMENTAL LAWS" shall mean all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

            "ENVIRONMENTAL REPORTS" shall mean any and all written analyses, summaries or explanations, in the possession or control of the Company or its Subsidiaries, of (a) any Environmental Conditions in, on or about the properties currently or formerly owned, leased, or otherwise occupied or operated by the Company or its Subsidiaries or (b) the Company's or its Subsidiaries' compliance with Environmental Laws.

            "EQUITY SECURITIES" shall mean (i) shares of capital stock or other equity securities, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire, any capital stock or other equity securities and
(iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company or its Subsidiaries as set forth in
Section 414(b), (c), (m) or (o) of the Code.

            "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

            "FACILITIES" shall mean all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned or leased by the Company or its Subsidiaries.

            "FINANCING DOCUMENTS" shall mean (i) the Indenture relating to the Company's 12 1/2% Senior Subordinated Notes due 2010 (the "INDENTURE"), (ii) the Credit Agreement (the "CREDIT AGREEMENT") by and among the Company, the lenders listed as signatories thereto, DLJ Capital Funding, Inc., as administrative agent and syndication agent for such lenders, Lehman Commercial Paper Inc., as documentation agent for such lenders, and Lehman Brothers Inc., as co-arranger, and (iii) and all such other agreements, instruments and documents delivered in connection with the transactions contemplated by the Indenture, the Credit Agreement and Debt Commitment Letters.

            "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, appliances and vehicles owned by the Company or its Subsidiaries, wherever located, including all warranty rights with respect thereto.

            "GAAP" shall mean, with respect to any Person, generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

            "HAZARDOUS SUBSTANCES" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, petroleum-derived substances urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, solvents and waste waters.

            "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "LEASES" shall mean all of the leases or subleases for personal or real property to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries is bound.

            "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" or a similar phrase shall mean, with respect to any Person, (a) any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise), results of operations or prospects of such Person and its Subsidiaries, taken as a whole, (ii) the relations with customers, suppliers, distributors or employees of such Person and its Subsidiaries, taken as a whole, or (iii) the right or ability of such Person or its Subsidiaries to consummate any of the transactions contemplated by this Agreement and the other Transaction Documents or (b) any event, condition or circumstance or set of facts which would, with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, constitute a "Material Adverse Effect" or "Material Adverse Change" described in the foregoing clause (a).

            "MERGER" shall mean the merger of a wholly owned Subsidiary of the Company with and into Target in accordance with the Merger Agreement.

            "MERGER AGREEMENT" shall mean that certain Agreement and Plan of Merger dated as of May 18, 2000, by and among the Company, a wholly owned Subsidiary of the Company and Target.

            "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the past six years, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) covers any current or former employee, director, officer or consultant of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

            "OPTIONS" shall mean the options to purchase shares of Common Stock issued to certain executive employees and non-employee directors of the Company pursuant to the Stock Option Plans.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) which covers any current or former employee, director, officer or consultant of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

            "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any governmental authority, whether foreign, federal, state or local, or any other Person, necessary for the past, present or currently anticipated conduct of, or relating to the operation of the business of, the Company or its Subsidiaries.

            "PERMITTED ENCUMBRANCES" shall mean (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) purchase money liens incurred in the ordinary course of business, consistent with past practice, and (e) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of the Company or its Subsidiaries and do not materially detract from the value of the property to which such encumbrance relates.

            "PERSON" shall mean any individual, corporation, partnership, limited liability company, association, trust and any other entity or organization.

            "PERSONNEL" shall mean all directors, officers and employees of the Company and its Subsidiaries.

            "RETURNS" shall mean any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of the Company or its Subsidiaries with any governmental authority or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary returns and all amendments thereto or thereof.

            "SEC" shall mean the Securities and Exchange Commission.

            "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

            "SEVERANCE AGREEMENT" means any agreement between a Person and such Person's officers, directors, employees, consultants or agents providing for any payment or benefit, whether contingent or otherwise, upon the occurrence of any event, development or transaction or any change in circumstances, relating to the parties to any such agreement.

            "STOCK OPTION PLANS" shall mean the 1984 Stock Option Plan, the 1992 and 1995 Equity Incentive Plans, and the 1997 Compensation Plan.

            "STOCKHOLDERS" shall mean the holders of Common Stock.

            "STOCKHOLDERS' AGREEMENT" shall mean that certain Stockholders' Agreement, dated as of the Closing Date, by and among the Company, Cirmatica, Olivetti, Oak, Peconic and Ramius.

            "SUBSIDIARY" shall mean, with respect to any of the parties to this Agreement, any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly, by such party. For purposes of this Agreement, Target shall be deemed a Subsidiary of the Company.

            "TARGET" shall mean Scientific Games Holding Corp., a Delaware corporation.

            "TAX(ES)" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including, without limitation, any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

            "TRANSACTION DOCUMENTS" shall mean this Agreement, the Stockholders' Agreement, the Certificate of Designations and all other instruments, certificates and documents delivered or required to be delivered by the parties pursuant to this Agreement.

            "WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) which covers any current or former employee, director, officer or consultant of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

                1.2 OTHER DEFINED TERMS. In addition to the terms defined in the Preamble and the Recitals to this Agreement and Section 1.1, the following terms are defined in the Sections set forth below:

      TERM                                                     SECTION
"Accounts Receivable"..........................................3.10
"Agreement"....................................................Preamble
"Certificate of Designations"..................................Recitals
"Change of Control Agreements".................................3.26(b)
"Cirmatica"....................................................Preamble
"Cirmatica Purchase Price".....................................2.1(c)
"Cirmatica Shares".............................................Recitals
"Claim Notice".................................................7.3
"Claim"........................................................7.3
"Closing Date".................................................2.1(a)
"Closing"......................................................2.1(a)
"Company Claim"................................................7.2
"Company Party"................................................7.2
"Company Reports"..............................................3.10
"Company"......................................................Preamble
"Disclosure Schedule" .........................................Article III
"Equity Investment"............................................Recitals
"Exclusivity Period"...........................................5.5
"Financial Statements".........................................3.10
"Laws".........................................................3.15
"Leased Property"..............................................3.5(b)(ii)
"Losses".......................................................7.1
"Oak"..........................................................Preamble
"Oak Purchase Price"...........................................2.1(c)
"Oak Shares"...................................................Recitals
"Olivetti".....................................................Preamble
"Olivetti Purchase Price"......................................2.1(c)
"Olivetti Shares"..............................................Recitals
"Peconic"......................................................Preamble

"Peconic Purchase Price".......................................2.1(c)
"Peconic Shares"...............................................Recitals
"Preferred Stock"..............................................Recitals
"Proprietary Rights"...........................................3.17
"Purchase Price"...............................................2.1(c)
"Purchaser Claim"..............................................7.1
"Purchaser Party"..............................................7.1
"Purchasers"...................................................Preamble
"Ramius".......................................................Preamble
"Ramius Shares"................................................Recitals
"Regulatory Approvals".........................................6.1(c)
"Regulatory Filings"...........................................3.9
"Shares".......................................................Recitals
"Stockholders' Agreement"......................................Recitals
"Third Party Claim"............................................7.3

                                  ARTICLE II.
                         PURCHASE AND SALE OF THE SHARES

            2.1.  CLOSING.

                  (a) Upon the terms and conditions set forth herein, and subject to Section 8.1, the closing of the Equity Investment (the "CLOSING") shall be held at 10:00 a.m. on September 6, 2000 (the "CLOSING DATE"), or such other date as mutually agreed to by the parties hereto, at the offices of O'Melveny & Meyers LLP, 153 East 53rd Street, New York, New York 10022 or such other location as mutually agreed to by the parties hereto.

                  (b) TRANSFER OF THE SHARES. Upon the terms and conditions contained herein, at the Closing, the Company shall issue and sell to Cirmatica, Olivetti, Oak and Peconic, and Cirmatica, Olivetti, Oak and Peconic shall purchase and accept from the Company, all of the Cirmatica Shares, the Olivetti Shares, the Oak Shares and the Peconic Shares, respectively, free and clear of any and all Encumbrances. Upon the terms and conditions contained herein, at the Closing, the Company shall issue to Ramius, and Ramius shall accept from the Company, all of the Ramius Shares, free and clear of any and all Encumbrances.

                  (c) CONSIDERATION FOR THE SHARES. Upon the terms and conditions contained herein: as consideration for the purchase of the Cirmatica Shares, at the Closing, Cirmatica shall pay to the Company $100,000,000 (the "CIRMATICA PURCHASE PRICE"); as consideration for the purchase of the Olivetti Shares, at the Closing, Olivetti shall pay to the Company $1,350,000 (the "OLIVETTI PURCHASE PRICE"); as consideration for the purchase of the Oak Shares, at the Closing, Oak shall pay to the Company $4,000,000 (the "OAK PURCHASE PRICE"); and as consideration for the purchase of the Peconic Shares, at the Closing, Peconic shall pay to the Company $4,000,000 (the "PECONIC PURCHASE PRICE" and, together with the Cirmatica Purchase Price, the Olivetti Purchase Price and the Oak Purchase Price, the "PURCHASE PRICE"). Ramius shall receive the Ramius Shares pursuant to the terms hereunder as partial payment of a placement agent fee payable by the Company to Ramius. The obligations under this Agreement of Cirmatica to purchase the Cirmatica Shares, of Olivetti to purchase the Olivetti Shares, of Oak to purchase the Oak Shares and of Peconic to purchase the Peconic Shares are several, and none of Cirmatica, Olivetti, Oak or Peconic shall have any liabilities or obligations with respect to the agreements of the other parties; PROVIDED, HOWEVER, that the obligation of Cirmatica to pay the Cirmatica Purchase Price hereunder shall be the joint and several obligation of Cirmatica and Olivetti.

                  (d) DELIVERIES AT THE CLOSING. To effect the sale and purchase of the Shares and the delivery of the Purchase Price referred to in Section 2.1(c), the Company and the Purchasers shall, on the Closing Date, cause the following to occur:

                  (i) SHARE CERTIFICATES. The Company shall deliver to Cirmatica stock certificates evidencing the Cirmatica Shares, to Olivetti stock certificates evidencing the Olivetti Shares, to Oak stock certificates evidencing the Oak Shares, to Peconic stock certificates evidencing the Peconic Shares, and to Ramius stock certificates evidencing the Ramius Shares, in each case, free and clear of any and all Encumbrances of any and every nature whatsoever.

                  (ii)  PURCHASE PRICE.

                        (A) Cirmatica shall, against delivery of such certificates evidencing the Cirmatica Shares, deliver to the Company the Cirmatica Purchase Price by transferring by wire transfer immediately available funds in the aggregate amount of the Cirmatica Purchase Price to the Company's bank account designated in writing at least two business days prior to the Closing.

                        (B) Olivetti shall, against delivery of such certificates evidencing the Olivetti Shares, deliver to the Company the Olivetti Purchase Price by transferring by wire transfer immediately available funds in the aggregate amount of the Olivetti Purchase Price to the Company's bank account designated in writing at least two business days prior to the Closing.

                        (C) Oak shall, against delivery of such certificates evidencing the Oak Shares, deliver to the Company the Oak Purchase Price by transferring by wire transfer immediately available funds in the aggregate amount of the Oak Purchase Price to the Company's bank account designated in writing at least two business days prior to the Closing.

                        (D) Peconic shall, against delivery of such certificates evidencing the Peconic Shares, deliver to the Company the Peconic Purchase Price by transferring by wire transfer immediately available funds in the aggregate amount of the Peconic Purchase Price to the Company's bank account designated in writing at least two business days prior to the Closing.

                        (iii) OTHER DOCUMENTS. Each of the Company and the Purchasers shall take all such other actions required hereby to be performed, and deliver all other documents, certificates, opinions of counsel and other items required to be delivered on its part, prior to or on the Closing Date, including, without limitation, delivering the documents and satisfying the conditions set forth in Article VI. All such documents and instruments delivered to any party pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to such party and its counsel.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            As an inducement to the Purchasers to enter into this Agreement, the Company hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to the Purchasers, except as otherwise set forth in a written disclosure schedule (the "DISCLOSURE SCHEDULE") delivered by the Company to the Purchasers prior to the date hereof, a copy of which is attached hereto. The Disclosure Schedule shall contain sections numbered to correspond to the various sections of this Article III setting forth certain exceptions to the representations and warranties contained in this Article III and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular numbered section of the Disclosure Schedule shall be deemed made in any other numbered section of the Disclosure Schedule unless expressly made therein (by cross-reference or otherwise) or unless, and only to the extent that, it is apparent on the face of such disclosure that such disclosure contains information which also applies to such other numbered section in the Disclosure Schedule or modifies another representation and warranty herein.

            3.1   ORGANIZATION AND CAPITALIZATION.

                  (a) ORGANIZATION. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to the Purchasers true, correct and complete copies of its certificate of incorporation and by-laws (in each case, as amended to date). The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

                  (b) CERTIFICATE OF DESIGNATIONS. The Certificate of Designations has been duly adopted by the Company and has been filed with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware on or prior to the Closing Date. The Preferred Stock, when issued, will have the designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in the Certificate of Designations.

                  (c) CAPITALIZATION. The total authorized capital stock of the Company consists of 99,300,000 shares of Common Stock, 700,000 shares of Class B nonvoting common stock, par value $.01 per share, and 2,000,000 shares, par value $1.00 per share, of blank check preferred stock. As of August 31, 2000, there were 36,909,292 shares of Common Stock issued and outstanding and no shares of Class B nonvoting common stock or shares of preferred stock of the Company issued and outstanding. Since such date, no additional shares of capital stock of the Company have been issued, except shares of Common Stock issued upon the exercise of Options outstanding under any Stock Option Plan. As of August 31, 2000, options to acquire 7,670,303 shares of Common Stock, and warrants to acquire 2,487,416 shares of Common Stock, and 324,140 shares of performance accelerated restricted stock (PARS), subject to future vesting, were outstanding. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Shares to be issued, sold and delivered to the Purchasers hereunder, and all shares of Common Stock issuable upon the conversion of the Shares shall, upon such issuance, sale, conversion and delivery in accordance with this Agreement and the Certificate of Designations, be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any and all Encumbrances and preemptive and other similar rights (except as set forth in the Stockholders' Agreement). Section 3.1(c) of the Disclosure Schedule sets forth the total amount of indebtedness for borrowed money and the total amount of cash on hand of the Company and its Subsidiaries on a consolidated basis as of August 31, 2000. Section 3.1(c) of the Disclosure schedule sets forth the capitalization of the Company on a fully diluted basis (assuming conversion of all the Preferred Stock) in a form similar to the form of the capitalization table attached as Exhibit A to the commitment letter dated May 18, 2000 by and among the Company, Olivetti S.p.A. and Tote Holdings, L.P. Except as set forth in Section 3.1(c) of the Disclosure Schedule, there are no
(i) outstanding Equity Securities of the Company or (ii) commitments or obligations of any kind or character for (A) the issuance of Equity Securities of the Company or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company.

                  (d) VOTING TRUSTS, PROXIES, ETC. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company to which the Company is a party.

            3.2 AUTHORIZATION. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform all its obligations hereunder and thereunder. The execution and delivery by the Company of each Transaction Document delivered or to be delivered by it and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents has been duly authorized by all requisite corporate action on the part of the

Company. This Agreement and each of the other Transaction Documents delivered or to be delivered by the Company have been duly authorized, executed and delivered by the Company and, when so executed and delivered, will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

            3.3 SUBSIDIARIES.

                  (a) OWNERSHIP; CAPITALIZATION. The Company owns, directly or indirectly, each of the outstanding capital stock (or other ownership interests) of each of the Company's Subsidiaries as set forth in Section 3.3(a) of the Disclosure Schedule, and, except as set forth in Section 3.3(a) of the Disclosure Schedule, the Company has no equity or similar interest in any other Person or entity excluding securities in any publicly traded company held for investment. The Company, directly or indirectly, is the beneficial owner of all of the outstanding shares of capital stock of each Subsidiary shown to be owned by it, free and clear of any and all Encumbrances. The authorized, issued and outstanding capital stock, and the record ownership of all such shares of capital stock, of each Subsidiary is as set forth on part (a) of Section 3.3 of the Disclosure Schedule. All of the shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state securities laws and were not issued in violation of any preemptive or other similar rights. Except as set forth in Section 3.3(a) of the Disclosure Schedule, there are no (i) outstanding Equity Securities of its Subsidiaries or
(ii) commitments or obligations of any kind or character for (A) the issuance of Equity Securities of its Subsidiaries or (B) the repurchase, redemption or other acquisition of any Equity Securities of its Subsidiaries. Except as set forth in
Section 3.3(a) of the Disclosure Schedule, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company's Subsidiaries.

                  (b) ORGANIZATION. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority (Corporate or otherwise) to conduct its business as it is presently being conducted and to own and lease its Assets. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. None of the Company's Subsidiaries is in default under or in violation of any provision of its certificate of incorporation or by-laws, except, in the case of Subsidiaries of Target, for any possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            3.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since October 31, 1999, or December 31, 1999 in the case of Target and its Subsidiaries, (i) the Company and its Subsidiaries have been operated in the ordinary course of business, consistent with past practice, (ii) there has been no Material Adverse Change in or with respect to the Company or its Subsidiaries, and (iii) no events or developments have occurred, and no conditions, sets of facts or circumstances have existed or exist, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change with respect to the Company and its Subsidiaries, individually or in the aggregate. Without limiting the generality of the foregoing, since October 31, 1999, or December 31, 1999 in the case of Target and its Subsidiaries, neither the Company nor any of its Subsidiaries has:

                  (a) sold, assigned, leased or transferred any of the Assets, which are material to the Company or its Subsidiaries singly or in the aggregate, other than Assets sold or disposed of in the ordinary course of business, consistent with past practice, to Persons who are not Affiliates of the Company or its Subsidiaries for fair consideration;

                  (b) canceled, terminated, amended, modified or waived any material term of any Contract to which it is a party or by which it or any of the Assets is bound providing for aggregate annual revenues to it in excess of $1,000,000;

                  (c) lost any employee who earned more than $200,000 in the most recent fiscal year (in salary, bonus and other cash compensation);

                  (d) taken any action of the type contemplated by Section 5.1(b), (d) and (f); or

                  (e) failed to take any action of the type contemplated by
Section 5.1(a) hereof.

            3.5 TITLE TO ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES, ETC.

                  (a) GENERAL. Each of the Company and its Subsidiaries owns or leases all Assets necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted, and the Assets in the aggregate are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its business as presently conducted.

                  (b) REAL PROPERTY

                  (i) OWNED REAL PROPERTY. Section 3.5(b)(i) of the Disclosure Schedule sets forth all material Facilities owned by the Company and its Subsidiaries. With respect to each such parcel of owned real property (A) the Company or its Subsidiaries has good and marketable fee simple title to such parcel of real property, free and clear of any and all Encumbrances other than Permitted Encumbrances, (B) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel of real property, (C) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such parcel of real property or any portion thereof or interest therein, (D) there are no parties (other than the Company and its Subsidiaries) who are in possession of or who are using any such parcel of real property and (E) there is no (1) pending or, to the best knowledge of the Company, threatened condemnation proceeding relating to such parcel of real property, (2) pending or, to the best knowledge of the Company, threatened Action relating to such parcel of real property, or (3) other matter affecting the current or currently proposed use, occupancy or value of such parcel of real property in any material respect.

                  (ii) LEASED REAL PROPERTY. Section 3.5(b)(ii) of the Disclosure Schedule sets forth all leases pursuant to which material Facilities are leased by the Company or its Subsidiaries (as lessee). Such Leases constitute all material leases, subleases or other occupancy agreements pursuant to which the Company or its Subsidiaries occupies or uses Facilities. The Company and its Subsidiaries have good and valid leasehold interests in, and enjoy peaceful and undisturbed possession of, all leased property described in such leases (the "LEASED PROPERTY"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor. With respect to each such parcel of Leased Property (A) there are no pending or, to the best knowledge of the Company, threatened condemnation proceedings relating to, or any pending or, to the best knowledge of the Company, threatened Actions relating to, such Leased Property or any portion thereof, (B) none of the Company or its Subsidiaries or, to the best knowledge of the Company, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person the right to use or occupy such Leased Property or any portion thereof or interest therein and (C) neither the Company nor its Subsidiaries have received notice of any pending or threatened special assessment relating to such Leased Property or otherwise have any knowledge of any pending or threatened special assessment relating thereto. Each such leased Facility is supplied with utilities necessary for the operation of such Facility.

                  (c) PERSONAL PROPERTY.

                  (i) OWNED PERSONAL PROPERTY. Each of the Company and its Subsidiaries has good and marketable title to all personal property owned by it that is material to the business of the Company or its Subsidiaries, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (A) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (B) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (C) there are no parties (other than the Company and its Subsidiaries) who are in possession of or who are using any such item of personal property.

                  (ii) LEASED PERSONAL PROPERTY. Each of the Company and its Subsidiaries has good and valid leasehold title to all of the Fixtures and Equipment, vehicles and other tangible personal property Assets leased by it from third parties that is material to the business of the Company or its Subsidiaries, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor.

                  (d) With respect to each Lease listed in Section 3.5(b)(ii) and the material Leases described in Section 3.5(c), (A) there has been no default under any such Lease by the Company or its Subsidiaries, or to the best knowledge of the Company, by any other party, (B) such Lease is a valid and binding obligation of the Company and/or its Subsidiaries, is in full force and effect with respect to the Company and/or its Subsidiaries and is enforceable against the Company and/or its Subsidiaries in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, and (C) no action has been taken by the Company and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company and/or its Subsidiaries, without the consent of the Company and/or its Subsidiaries, under any such Lease, except in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            3.6 CONTRACTS AND COMMITMENTS.

                  (a) Section 3.6 of the Disclosure Schedule sets forth a complete and accurate list of all Contracts in the following categories as of the date hereof (except to the extent that any such category specifies a different date, in which case such corresponding list is made as of such specified date):

                  (i) each Contract (or group of related Contracts) for the furnishing of services by the Company and/or its Subsidiaries involving annual revenues of more than $1,000,000 to the Company and its Subsidiaries;

                  (ii) each Contract (or group of related Contracts) concerning a partnership or joint venture with, or any other equity or similar investment in any other Person;

                  (iii) each Contract (or group of related Contracts) (A) under which the Company or its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (B) constituting capital lease obligations, (C) under which the Company or its Subsidiaries has granted (or may grant) a security interest or lien on any of the Assets or (D) under which the Company or its Subsidiaries has incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments in each case in an amount exceeding individually or in the aggregate as to any related items due to the same party or relating to the same transactions, $1,000,000;

                  (iv) each Contract (or group of related Contracts) with any of the Personnel, any Affiliate of the Company or any member of any such person's immediate family, including, without limitation, Contracts (A) to employ or terminate executive officers or other Personnel and other Contracts with present or former officers, directors or stockholders or other corporate Personnel or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent, matured or unmatured) to pay on behalf of the Company or its Subsidiaries or any Affiliate of the Company or its Subsidiaries, any severance, termination, "golden parachute" or other similar payments to any present or former Personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by the Transaction Documents or as a result of a change of control of the Company;

                  (v) each Contract (or group of related Contracts), other than Contracts covered by clause (vii) of this Section 3.6, providing for payments in excess of $1,000,000 over the life of such Contract (or group of related Contracts), except for such Contracts that are cancelable on not more than 30 days' notice by the Company or its Subsidiaries without penalty or increased cost;

                  (vi) each distribution, franchise, license, sales, commission, consulting agency or advertising Contract related to the Assets or the business providing for payments in excess of $1,000,000, except for such Contracts that are cancelable on not more than 30 days' notice by the Company or its Subsidiaries without penalty or increased cost;

                  (vii) each Contract (or group of related Contracts) containing covenants restraining or limiting the freedom of the Company or its Subsidiaries to engage in any line of business or compete with any Person including, without limitation, by restraining or limiting the right to solicit customers;

                  (viii)each material Contract (or group of related Contracts) with the United States, any state or local government or any agency or department thereof;

                  (ix) each material Contract (or group of related Contracts) pursuant to which the Company or its Subsidiaries have sold any Assets and have created any obligation to indemnify anyone with respect thereto;

                  (x)   any other material Contract.

            The Company and its Subsidiaries have delivered to the Purchasers a true and correct copy of those written Contracts listed in Section 3.6 of the Disclosure Schedule and marked with an asterisk (except for those Contracts relating to Target and its Subsidiaries, copies of which have not been delivered).

                  (b) ABSENCE OF BREACHES OR DEFAULTS IN GENERAL. With respect to each Contract set forth on or described in Section 3.6 of the Disclosure Schedule, (i) there is no default by the Company or its Subsidiaries or, to the knowledge of the Company, any other party to any Contract, (ii) the execution, delivery and performance of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not cause a default hereunder or thereunder; (iii) such Contract is a legal, valid and binding obligation of the Company or its Subsidiaries that is a party thereto, is in full force and effect and is enforceable against the Company or its Subsidiaries and, to the knowledge of the Company, against each other party thereto in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity; and (iv) no action has been taken by the Company or its Subsidiaries and no event has occurred which, with notice or lapse of time or both and/or the occurrence, nonoccurrence, or existence or nonexistence of any other event or condition would permit termination, modification or acceleration by a party thereto other than the Company or its Subsidiaries under any such Contract, except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            3.7 PERMITS. The Company and its Subsidiaries have all material Permits required to own and lease their properties, the Assets and the Facilities and to conduct their business as currently being conducted. All such Permits are valid and in full force and effect and are listed in Section 3.7 of the Disclosure Schedule. The Company and its Subsidiaries have not violated any such Permits in any material respect, and each is in compliance with all such Permits in all material respects. Neither the Company nor its Subsidiaries has received any notice to the effect that, or otherwise has any knowledge that, (a) the Company and its Subsidiaries are not currently in compliance with, or are in violation of, any such Permits in any material respect or (b) any currently existing circumstances are likely to result in a failure of the Company and its Subsidiaries to comply with, or in a violation by the Company and its Subsidiaries of, any such Permits in any material respect. No representation or warranty is made in this Section 3.7 with respect to the matters covered in
Section 3.22 (Compliance with Environmental Laws).

            3.8 NO CONFLICT OR VIOLATION. None of the execution, delivery and performance of any Transaction Document, or the consummation of the transactions contemplated hereby or thereby, by the Company or its Subsidiaries will result in (a) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of the Company or its Subsidiaries, (b) with or without the giving of notice of the lapse of time or both, a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to, or give rise to a loss of a benefit under, any term or provision of, or trigger any "change of control" right under, any Contract, indebtedness, Lease, Encumbrance, Permit, authorization or concession (including, without limitation, by reason of the failure to obtain a consent or approval thereunder) to which the Company or its Subsidiaries is a party or by which any of the Assets are bound, (c) a violation by the Company or its Subsidiaries of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to the Company or its Subsidiaries, (d) an impairment of any right of the Company or its Subsidiaries under any Contract to which it is a party or by which its Assets are bound or under any Permit relating to the operation of its business,
(e) the Company or its Subsidiaries being required to obtain any consent, waiver or approval or authorization of, or deliver any notice to, any Person or entity (other than any governmental or regulatory authority) or (f) an imposition of any Encumbrance (other than Permitted Encumbrances), restriction or charge on the business of the Company or its Subsidiaries or on any of the Assets, except in the case of clauses (b), (d), (e) and (f), where such event would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries, individually or in the aggregate.

            3.9 CONSENTS AND APPROVALS. Assuming the Purchasers' representations and warranties set forth herein or made in connection with any Regulatory Approvals are true and correct in all respects, no consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body or other Person or entity is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby other than (a) filings required in connection with or in compliance with the provisions of the HSR Act, the Exchange Act or applicable state securities and "Blue Sky" laws (collectively, the "REGULATORY FILINGS"), (b) Regulatory Approvals or (c) those consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations, that have been, or will be prior to the Closing Date, obtained or made, as set forth in Section 3.9 of the Disclosure Schedule. Section 3.9 of the Disclosure Schedule sets forth a complete and accurate list of all the jurisdictions and related governmental authorities from which the Company and the Purchasers are required to seek Regulatory Approvals.

            3.10 SEC DOCUMENTS; FINANCIAL STATEMENTS, ETC. The Company has filed all forms, reports and documents required to be filed by it with the SEC since October 31, 1997 (collectively, the "COMPANY REPORTS"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in or incorporated by reference in the Company Reports (the "FINANCIAL STATEMENTS") (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) are in accordance in all material respects with the Books and Records of the Company and its Subsidiaries, (iii) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby except as described therein and (iv) present fairly in accordance with GAAP, consistently applied throughout the periods covered, except as disclosed therein, the financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations, stockholders' equity and cash flows for the periods covered thereby, except that interim statements were or are subject to normal recurring year-end adjustments. The accounting and financial records of the Company and its Subsidiaries have been prepared and maintained in accordance with GAAP, consistently applied throughout the periods indicated, and sound bookkeeping practices.

            3.11 UNDISCLOSED LIABILITIES. Neither the Company nor its Subsidiaries has any liabilities, obligations or commitments of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured) and, to the knowledge of the Company, there is no basis for any present or future charge, complaint, Action, hearing, investigation, claim or demand against the Company or its Subsidiaries giving rise to any such liability, other than (a) liabilities which are reflected and reserved against on the Financial Statements (in each case including, without limitation, in the notes thereto) which have not been paid or discharged since the date thereof,
(b) liabilities incurred since October 31, 1999 (or December 31, 1999 in the case of Target and its Subsidiaries) in the ordinary course of business, consistent with past practice and (c) liabilities which, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole. None of the liabilities described in clause (b) of the preceding sentence has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, individually or in the aggregate.

            3.12 EXEMPTION FROM REGISTRATION. Assuming the representations and warranties of the Purchasers set forth in Section 4.6 hereof are true and correct in all material respects, the offer and sale of the Shares made pursuant to this Agreement and the acquisition of the Common Stock by the Purchasers upon the conversion of the Preferred Stock will be exempt from the registration requirements of the Securities Act and applicable state securities laws.

            3.13 LITIGATION. Except as set forth in Section 3.13 of the Disclosure Schedule, there are no outstanding orders, writs, injunctions, judgments or decrees or Actions pending or, to the knowledge of the Company and its Subsidiaries, threatened or anticipated, (a) against, related to or affecting (i) the Company and its Subsidiaries, their business or operations or the Assets, (ii) any officers or directors of the Company and its Subsidiaries, as such, (iii) any stockholder of the Company and its Subsidiaries, as such, or
(iv) other than routine claims for benefits, any Employee Plan of the Company and its Subsidiaries or any trust or funding instrument, fiduciary or administrator thereof, (b) relating to the transactions contemplated by the Transaction Documents, or (c) in which Company or its Subsidiaries is a plaintiff, including, without limitation, any derivative suits brought by or on behalf of the Company or its Subsidiaries, that would in the case of clause (a) and (b), if adversely determined, have a Material Adverse Effect on the Company and its Subsidiaries, individually or in the aggregate.

            3.14 LABOR MATTERS. Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor its Subsidiaries is a party to, or a participant in any negotiation of, any labor agreement with respect to any of their employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the past two years, neither the Company nor its Subsidiaries has been approached by organized labor or its representatives making an effort to cause the Company or its Subsidiaries to enter into a binding agreement with organized labor that would cover any of their employees. There is no labor strike, slow-down or other work stoppage or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries nor is any grievance currently being asserted, and in the past two years the Company and its Subsidiaries have not experienced a strike, slow-down or other work stoppage or other material labor disturbance or difficulty. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and are not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company and its Subsidiaries pending before or, to the knowledge of the Company, threatened by the National Labor Relations Board or any other domestic or foreign governmental agency arising out of the conduct of their businesses, and, to the knowledge of the Company, there are no facts or information which would give rise thereto, and in the past two years there have not been any unfair labor practice charges or complaints against the Company or its Subsidiaries which could have a Material Adverse Effect on the Company and its Subsidiaries, individually or in the aggregate.

            3.15 COMPLIANCE WITH LAW. The Company and its Subsidiaries have not violated and are in compliance with (a) all applicable laws, statutes, ordinances, regulations, rules and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other governmental or regulatory agency, department, authority, body or instrumentality and (b) any judgment, decision, decree, writ, injunction or order of any court or governmental or regulatory agency, department, authority, body or instrumentality (collectively, "LAWS"), relating to the Assets, business or operations of the Company or its Subsidiaries, except to the extent that any such violation or failure to comply is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect on the Company and its Subsidiaries. Neither the Company nor its Subsidiaries has received any written notice to the effect that, or otherwise has any knowledge that, (i) the Company is not currently in compliance with, or is in violation of, any applicable Laws or (ii) any currently existing circumstances are reasonably likely to result in a failure of the Company to comply with, or a violation by the Company of, any Laws, in either case which such failure to comply or violation would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect on the Company and its Subsidiaries. No representation or warranty is made in this Section 3.15 with respect to compliance with Laws relating to the matters covered in Sections 3.14 (Labor Matters), 3.18 (Employee Plans), 3.19 (Tax Matters) and 3.22 (Compliance with Environmental Laws).

            3.16 NO BROKERS. Other than Ramius Securies, Inc., whose fees (which may include newly issued shares of Preferred Stock) shall be paid exclusively by the Company, none of the Company, its Subsidiaries or any of their officers, directors, employees, stockholders or other Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person or firm to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated by the Transaction Documents.

            3.17 PROPRIETARY RIGHTS. Section 3.17 of the Disclosure Schedule lists all material federal, state and foreign registrations of patents, trademarks, trade names, servicemarks or other trade rights and copyrights and all pending applications for any such material registrations that are owned by the Company or its Subsidiaries, or that are being used in connection with, or relate to, the Assets, the business or operations, products or processes of the Company or its Subsidiaries or in which the Company or its Subsidiaries have any material interest (collectively, the "PROPRIETARY RIGHTS"). No Person has a right to receive a material royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by the Company or its Subsidiaries or otherwise to the Company's knowledge. Neither the Company nor its Subsidiaries has any material licenses granted, sold or otherwise transferred by or to it or other material agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights. Each of the Company and its Subsidiaries owns, or possesses valid and enforceable licenses or other rights to use, all Proprietary Rights used in or necessary for its business as it is currently conducted, and such ownership and licenses will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, except where the failure to own or possess such licenses or rights would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company and its Subsidiaries. Except as set forth in Section 3.17 of the Disclosure Schedule, no other firm, corporation, association or Person (a) has notified the Company or its Subsidiaries that it is claiming any ownership of or right to use such Proprietary Rights or (b) to the best of the Company's and its Subsidiaries' knowledge, has interfered with, infringed upon or otherwise come into conflict with any such Proprietary Rights in any material respect.

            3.18 EMPLOYEE PLANS.

                  (a) Section 3.18(a) of the Disclosure Schedule contains a complete list of Employee Plans. With respect to each such Employee Plan (other than those relating to Target and its Subsidiaries), the Company has provided to the Purchasers true and complete copies of (i) all plan documents and related trust agreements, annuity contracts or other funding instruments, (ii) all summary plan descriptions, summaries of material modifications, all material employee communications and a complete description of any Employee Plan which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan), (iv) for the three most recent plan years, the Internal Revenue Service Form 5500 including all schedules and attachments thereto for each Pension Plan and Welfare Plan, and (v) a description setting forth the amount of any liability of the Company and its Subsidiaries as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

                  (b) (i) Each Employee Plan including any related trust agreement, annuity contract or other funding instrument is legally valid and binding and in full force and effect. (ii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) and has been so qualified during the period from its adoption to date. Each Employee Plan has been maintained in compliance in all material respects with its terms, both as to form and operation, and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan, including, without limitation, ERISA and the Code. Except as provided by law or in any employment agreement set forth on Schedule 3.18, the employment of all persons presently employed or retained by the Company or its Subsidiaries is terminable at will.

                  (c) Except as set forth in Section 3.18(c) of the Disclosure Schedule (i) none of the Employee Plans (other than any Multiemployer Plan) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and (ii) none of the Employee Plans is a plan or arrangement described under Section 4(b)(5) or 401(a)(1) of ERISA, or a plan maintained in connection with a trust described in Section 501(c)(9) of the Code.

                  (d) Multiemployer Plans

                  (i) Neither the Company nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                  (ii) All contributions required to be made by the Company or any ERISA Affiliate to each Multiemployer Plan have been made when due.

                  (iii) If, as of the Closing Date, the Company (and all ERISA Affiliates) were to withdraw from all Multiemployer Plans to which it (or any of them) has contributed or been obligated to contribute, it (and they) would incur no liabilities to such plans under Title IV of ERISA.

                  (iv) To the best of the Company's knowledge, with respect to each Multiemployer Plan: (A) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of the Company or any ERISA Affiliate under Title IV of ERISA; (B) no proceeding has been initiated by any Person (including the PBGC) to terminate such Multiemployer Plan; (C) a "mass withdrawal", as defined in PBGC Reg.
      Section 2640.7, with respect to such Multiemployer Plan has not occurred;
      (D) the Company and the ERISA Affiliates have no reason to believe that such Multiemployer Plan will be terminated or will be reorganized under ERISA or that a "mass withdrawal", as defined in PBGC Reg. Section 2640.7, will occur with respect to such Multiemployer Plan; and (E) the Company and the ERISA Affiliates do not expect to withdraw in a "complete withdrawal" or "partial withdrawal" from such Multiemployer Plan.

                  (e) (i) None of the Company, or its Subsidiaries or any plan fiduciary of any Employee Plan has engaged in, or has any material liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or
(d) of the Code, or has otherwise materially violated or participated in a violation of the provisions of Part 4 of Title I, Subtitle B of ERISA. (ii) The Company and its Subsidiaries have not been assessed any civil penalty under
Section 502(l) of ERISA.

                  (f) No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511.

                  (g) Except as required by Section 4980B of the Code or Part 6 of Title 1, Subtitle B of ERISA, neither the Company nor any ERISA Affiliate nor any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee, officer, director or consultant of the Company or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company or an ERISA Affiliate from amending or terminating any such benefit plan or such Welfare Plan.

                  (h) Except as set forth in Section 3.18(h) of the Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any current or former employee, officer, director or consultant of the Company or its Subsidiaries that, individually or collectively, requires the payment by the Company or its Subsidiaries of any amount (i) that is not deductible under
Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                  (i) Except as set forth in Section 3.18(i) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has announced to current or former employees, officers, directors or consultants an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Employee Plans which are intended to cover current or former employees, officers, directors or consultants of the Company or any Subsidiary or to amend or modify any existing Employee Plan which covers or has covered current or former employees, officers, directors or consultants of the Company or any Subsidiary, that, in any case, would materially increase the benefits under any Employee Plan, or materially increase the cost of maintaining any Employee Plan.

                  (j) Neither the Company nor any Employee Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings. The insurance policies or other funding instruments, if any, for each Welfare Plan provide coverage for each current or former employee, director, officer or consultant of the Company or its Subsidiaries (and, if applicable, their respective dependents) who has been advised by the Company or its Subsidiaries, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

                  (k) Except as set forth in Section 3.18(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents by the Company nor the consummation of the transactions contemplated hereby and thereby will result in the acceleration or creation of any rights of any Person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any share options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                  (l) To the knowledge of the Company, no event has occurred in connection with which the Company or any Employee Plan, directly or indirectly, could reasonably be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Company to indemnify any Person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

                  (m) Except as set forth in Section 3.18(m) of the Disclosure Schedule, the Company is not a party to any severance or similar arrangement in respect of any of the Personnel that will result in any obligation (absolute or contingent) of the Company or the Purchasers after the Closing to make any payment to any of such Personnel following termination of employment.

                  (n) Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

                  (o) There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, or to the Company's knowledge, threatened or anticipated under which the Company or any Subsidiary thereof or any Employee Plan could have any material liability other than routine claims for benefits in the ordinary course of the operation of an Employee Plan.

                  (p) The Company has no liability, whether absolute or contingent, including any obligations under the Employee Plans, with respect to any misclassification of a Person performing services for the Company as an independent contractor rather than as an employee.

            3.19 TAX MATTERS.

                  (a) FILING OF TAX RETURNS. The Company and its Subsidiaries have timely filed with the appropriate taxing authorities all Returns (including, without limitation, information returns) in respect of Taxes required to be filed through the date hereof and will timely file any such Returns required to be filed on or prior to the Closing Date. All such Returns and other information filed are complete and accurate in all material respects. The Company and its Subsidiaries have not requested any extension of time within which to file

Returns (including, without limitation, information Returns) in respect of any Taxes. The Company and its Subsidiaries have delivered to the Purchasers complete and accurate copies of the federal, state and local income tax Returns for the years 1997, 1998 and 1999.

                  (b) PAYMENT OF TAXES. All material Taxes for which the Company and its Subsidiaries are liable, in respect of periods (or portions thereof) ending on or before the Closing Date, have been timely paid, or an adequate reserve (in conformity with GAAP) has been established therefor, as set forth in the Financial Statements. There are no material Taxes for which the Company and its Subsidiaries are or, to the Company's knowledge, may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date and that are attributable to income earned or activities of the Company and its Subsidiaries occurring before the Closing Date for which adequate reserves have not been established in conformity with GAAP.

                  (c) AUDITS, INVESTIGATIONS OR CLAIMS. No material deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing or other governmental authority against the Company or its Subsidiaries which have not been paid or reserved on the Financial Statements. There are no pending or, to the Company's knowledge, threatened audits, or known investigations or claims for or relating to any liability in respect of Taxes that in the reasonable judgment of the Company or its counsel are likely to result in an additional material amount of Taxes, and there is no matter under discussion with any taxing or other governmental authority with respect to Taxes that in the reasonable judgment of the Company or its counsel is likely to result in an additional material liability for Taxes with respect to the Company or its Subsidiaries. Audits of federal, state, and local returns for Taxes by the relevant taxing or other governmental authorities have been completed for the periods set forth in Section 3.19(c) of the Disclosure Schedule and none of the Company or its Subsidiaries has been notified that any taxing or other governmental authority intends to audit any other Return for any period. No extension of any statute of limitations relating to Taxes is in effect with respect to the Company or its Subsidiaries. No power of attorney has been executed by the Company or its Subsidiaries with respect to any matters relating to Taxes which is currently in force.

                  (d) LIENS. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

            3.20 INSURANCE. Section 3.20 of the Disclosure Schedule contains a complete and accurate list of all material policies or binders for business interruption, fire, liability, title, worker's compensation, product liability, errors and omissions and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration date, annual premium and a general description of the type of coverage provided) maintained by the Company and its Subsidiaries. Such insurance provides, and during its term has provided, in all material respects coverage to the extent and in the manner (a) adequate for the Company and its Subsidiaries and their Assets, businesses and operations and the risks insured against in connection therewith and (b) as may be or may have been required by law and by any and all Contracts to which the Company and/or its Subsidiaries are or have been a party. The Company and its Subsidiaries are not in any material default under any of such policies or binders, and the

Company and its Subsidiaries have not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. No insurer has refused, denied or disputed coverage of any material claim made thereunder. No insurer has advised the Company and/or its Subsidiaries that it intends to materially reduce coverage, materially increase any premium or fail to renew any existing policy or binder in all material respects. All such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

            3.21 CUSTOMERS AND SUPPLIERS. Section 3.21 of the Disclosure Schedule sets forth a true and correct list of (a) the 25 largest customers of the Company and its Subsidiaries, on a consolidated basis, in terms of sales during the fiscal year ended October 31, 1999 (or December 31, 1999 in the case of Target and its Subsidiaries), setting forth the total sales to each such customer during such period and (b) the 10 largest suppliers of the Company and its Subsidiaries, on a consolidated basis, in terms of purchases during the fiscal year ended October 31, 1999. To the Company's knowledge, there has not been any Material Adverse Change to the Company and its Subsidiaries, individually or in the aggregate, in the business relationship of the Company or its Subsidiaries with any customer or supplier named in Section 3.21 of the Disclosure Schedule.

            3.22  COMPLIANCE WITH ENVIRONMENTAL LAWS.

                  (a) The Company and its Subsidiaries are in material compliance with all Environmental Laws, including, without limitation, all Permits required thereunder to conduct their business as currently being conducted or proposed to be conducted. Neither the Company nor its Subsidiaries has received any notice to the effect that, or otherwise has knowledge that, (i) the Company and its Subsidiaries are not currently in compliance in any material respect with, or are in violation of, any Environmental Laws or Permits required thereunder or (ii) any currently existing circumstances are likely to result in a failure of the Company or its Subsidiaries to comply with, or a violation by the Company or its Subsidiaries of, any Environmental Laws or Permits required thereunder. The Company and its Subsidiaries at all times during the previous five years have been in material compliance with all Environmental Laws.

                  (i) All material Permits that the Company and its Subsidiaries are required to have obtained pursuant to Environmental Laws have been obtained and are maintained by the Company or, where appropriate, its Subsidiaries, were duly issued by the appropriate governmental authority, are in full force and effect and are not subject to appeal. Neither the Company nor any of its Subsidiaries has received notice, or otherwise has knowledge, that any Permit has been, or is subject to being, rescinded, terminated, limited or amended in such a way as could result in a Material Adverse Effect on the Company and its Subsidiaries.

                  (ii) The Company or, where appropriate, its Subsidiaries, have submitted timely applications for renewal of any Permits currently held by the Company or its Subsidiaries. To the best knowledge of the Company or its Subsidiaries, there are no facts or circumstances upon which a governmental authority could refuse to renew any such Permit.

                  (iii) To the best knowledge of the Company and its Subsidiaries, no additional capital expenditures will be required by either the Company or its Subsidiaries for purposes of compliance with the terms and conditions of any Permits or Permit renewals.

                  (iv) The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not require the assignment or transfer of any Permit except for those Permits that may be assigned or transferred on or prior to the Closing Date without the consent of any Person (other than ministerial approvals by relevant governmental authorities) and without causing any such Permit to be rescinded, terminated or limited.

                  (b) There are no existing or, to the best knowledge of the Company, potential Environmental Claims against the Company or its Subsidiaries, nor have any of them received any written notification or otherwise have any knowledge, of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding: (i) any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by the Company or its Subsidiaries or (ii) any disposal, release or threatened release of any Hazardous Substance at any property owned or operated by the Company or its Subsidiaries.

                  (c) (i) No underground tank or other underground storage receptacle for Hazardous Substances is currently located on the Facilities and there have been no releases of any Hazardous Substances from any such underground tank or related piping and (ii) there have been no releases (I.E., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances on, upon or into the Facilities other than those authorized by Environmental Laws including, without limitation, the Permits required thereunder. In addition, to the best knowledge of the Company, there have been no such releases by the Company's or its Subsidiaries' corporate predecessors and no releases on, upon, or into any real property in the vicinity of any of the real properties of the Company or its Subsidiaries other than those authorized by Environmental Laws which, through soil or ground water contamination, may have come to be located on the properties of the Company or its Subsidiaries.

                  (d) There are no PCBs or asbestos-containing materials located at or on the Facilities.

                  (e) The Company and its Subsidiaries are not a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which the Company or its Subsidiaries are obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions, Environmental Claims or compliance with Environmental Laws.

                  (f) The Company and its Subsidiaries have neither released any other Person from any claim under any Environmental Law nor waived any rights concerning any Environmental Condition or Environmental Claim.

                  (g) There are no consent decrees, consent orders, judgments, judicial or administrative orders or liens issued by, or agreements (other than Permits) with, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Company or its Subsidiaries.

                  (h) True and correct copies of the Environmental Reports, as well as all other written environmental reports, audits or assessments that have been conducted, either by the Company or its Subsidiaries or by any Person engaged by the Company or its Subsidiaries for such purpose, at any facility presently or formerly owned by the Company or its Subsidiaries have been made available to the Purchasers and a list of all such reports, audits and assessments is set forth in Section 3.22 of the Disclosure Schedule.

            3.23 NO OTHER AGREEMENTS TO SELL THE ASSETS OR SHARES OF THE COMPANY OR ITS SUBSIDIARIES. Other than sales of inventory or product in the ordinary course of business, the transactions contemplated by the Transaction Documents and the agreements among the Company and its lenders in connection with the financing of the Merger, neither the Company nor its Subsidiaries has any legal obligation, absolute or contingent, to any other Person or firm to (a) sell or effect a sale of any material portion or all of the Assets, (b) sell or effect a sale of any Equity Securities of the Company or its Subsidiaries, (c) effect any merger, consolidation or other reorganization of the Company or its Subsidiaries (except the Merger) or (d) enter into any Contract or cause the entering into a Contract with respect to any of the foregoing (except the Merger).

            3.24 PROHIBITED PAYMENTS. The Company and its Subsidiaries have not, directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any such purpose or made any false entries on the Books and Records for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or
(d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the Assets, business or operations of the Company or its Subsidiaries, which in any such case the Company or its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

            3.25 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present, determined that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, the Equity Investment and the Purchasers' acquisition of Common Stock pursuant to the conversion of Preferred Stock, taken together are fair to and in the best interests of the stockholders of the Company and has taken all actions necessary on the part of the Company to approve this Agreement, the Equity Investment and the other Transaction Documents, such that the restrictions on business combinations or other actions contained in Section 203 of the DGCL will be inapplicable to any business combination (as defined in Section 203 of the DGCL) or other action engaged in by the Company with any of the Purchasers or their respective Affiliates or associates. Other than Section 203 of the DGCL, no state takeover statute is applicable to the transactions contemplated by the Transaction Documents.

            3.26  CHANGE OF CONTROL EXEMPTIONS.

                  (a) All change of control provisions contained in the Financing Documents are as set forth in Section 3.26 of the Disclosure Schedule. Such change in control provisions set forth in, or required to be set forth in,
Section 3.26 of the Disclosure Schedule do not and will not apply to, or otherwise have an effect on, the Company, Olivetti S.p.A. or their respective Affiliates in the event Olivetti S.p.A or its Affiliates take any action that would otherwise cause, or be deemed, a change of control under any such Financing Documents. None of the change of control provisions contained in the Severance Agreements of the Company and its Subsidiaries apply to or will apply to, or otherwise have an effect on, the Company, Olivetti S.p.A., Cirmatica, Lottomatica S.p.A. or their respective Affiliates in the event Olivetti S.p.A., Cirmatica, Lottomatica S.p.A. or their Affiliates take any action that would otherwise cause, or be deemed, a change of control under the Severance Agreements of the Company or its Subsidiaries, unless termination of employment by the Company or its Subsidiaries as a result of a change of control, and not the mere occurrence of a change of control, triggers payment to be made by the Company or its Subsidiaries.

                  (b) The Company has used its best efforts to (i) amend all existing agreements of the Company or its Subsidiaries (other than Severance Agreements) so that no change of control provisions contained in any such agreements (collectively, and together with the Severance Agreements, the "CHANGE OF CONTROL Agreements") apply to or will apply to, or otherwise have an effect on, the Company, Olivetti S.p.A., Cirmatica, Lottomatica S.p.A. or their respective Affiliates in the event Olivetti S.p.A., Cirmatica, Lottomatica S.p.A. or their Affiliates take any action that would otherwise cause, or be deemed, a change of control under such Change of Control Agreements of the Company or its Subsidiaries. Section 3.26 of the Disclosure Schedule sets forth a complete and accurate list of all Change of Control Agreements.

            3.27 ACCURACY OF INFORMATION FURNISHED. No representation or warranty by the Company contained in this Agreement or the other Transaction Documents (including, without limitation, the Disclosure Schedule) delivered by the Company in connection with the transactions contemplated by the Transaction Documents, and no statement contained in any certificate furnished or to be furnished by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated by the Transaction Documents, contains or will contain as of the date such representation or warranty is made or such certificate is delivered, any untrue statement of a material fact or omits, or will omit, to state a material fact as of the date such representation or warranty is made or such certificate is delivered, necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

            3.28 STOCKHOLDER APPROVAL. The transactions contemplated by the Transaction Documents do not require the approval of the Company's stockholders under any AMEX rules or regulations, including the rules promulgated under AMEX's company guide.

                                  ARTICLE IV.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

            As an inducement to the Company to enter into this Agreement, each of the Purchasers hereby makes, severally and not jointly, the following representations and warranties to the Company with respect to itself as of the date hereof and as of the Closing Date:

            4.1 ORGANIZATION. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            4.2 AUTHORIZATION. Such Purchaser has all necessary corporate power and authority to, and has taken all corporate action necessary on its part to, execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents have been duly executed and delivered by such Purchaser and are the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

            4.3 CONSENTS AND APPROVALS. Assuming that the Company's representations and warranties set forth in Section 3.9 are true and correct in all respects, no consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body is required to be made or obtained by such Purchaser in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby other than any Regulatory Filings, any Regulatory Approvals and pursuant to the DGCL (it being understood that, with respect to the Regulatory Approvals, the Purchasers have relied on (i) the Company's representations as to which jurisdictions and related governmental authorities the Purchasers are required to seek Regulatory Approvals from by reason of the business and operations of the Company and its Subsidiaries and (ii) the accuracy and completeness of the Company's disclosure set forth in Section 3.9 of the Disclosure Schedule).

            4.4 NO CONFLICT OR VIOLATION. None of the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby by such Purchaser will result in (a) a violation of or a conflict with any provision of the certificate of incorporation or by-laws (or other applicable governing documents) of such Purchaser, (b) with or without the giving of notice of the lapse of time or both, a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to, or give rise to a loss of a benefit under, any term or provision of, or trigger any "change of control" right under, any Contract, indebtedness, Lease, Encumbrance, Permit, authorization or concession (including, without limitation, by reason of the failure to obtain a consent or approval thereunder) to which such Purchaser or its Subsidiaries is a party or by which any of their Assets are bound, (c) a violation by such Purchaser or its Subsidiaries of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to such Purchaser or its Subsidiaries, (d) such Purchaser or its Subsidiaries being required to obtain any consent, waiver or approval or authorization of, or deliver any notice to, any Person or entity (other than any governmental or regulatory authority), except in the case of clauses (b) and (d), where such event would not reasonably be expected to have a Material Adverse Effect on such Purchaser.

            4.5 INVESTMENT REPRESENTATION. Such Purchaser is acquiring its Shares for its own account for investment purposes and with no present intention of distributing or reselling such shares or any part thereof in any transaction which would constitute a public "distribution" within the meaning of the Securities Act (it being understood that a Purchaser's sale of Shares pursuant to a private placement that is exempt from the registration requirements of the Securities Act shall not be deemed a public "distribution").

            4.6 NO BROKERS. Neither such Purchaser nor its Subsidiaries or any of its officers, directors, employees, stockholders or other Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person or firm to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated by the Transaction Documents.

            4.7 NO INVESTMENT COMPANY. Such Purchaser (other than Oak, Peconic and Ramius) is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                                   ARTICLE V.
                   COVENANTS OF THE COMPANY AND THE PURCHASERS

            5.1 MAINTENANCE OF BUSINESS PRIOR TO CLOSING. Prior to the Closing, except as set forth in the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Purchasers have consented in writing thereto, the Company:

                  (a) shall, and shall cause each of its Subsidiaries to, conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

                  (b) shall not, and shall cause its Subsidiaries not to, amend their respective certificates of incorporation or by-laws or comparable governing instruments;

                  (c) shall promptly deliver to the Purchasers correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (d) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination, release or relinquishment of any material contract rights, or any acquisition or disposition of Assets or securities in excess of $1,000,000 in the aggregate other than in the ordinary course of business consistent with past practice;

                  (e) other than the Equity Investment, shall not, and shall not permit any of its Subsidiaries to, (i) grant, confer or award any options, warrants, conversion rights or other rights or Equity Securities, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or its Subsidiaries or (ii) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans;

                  (f) shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (except, in the case of any of its wholly owned Subsidiaries, to the Company or another wholly owned Subsidiary of the Company), or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for share of its capital stock;

                  (g) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities (other than the issuance or shares of Common Stock upon the exercise of options, warrants or other rights outstanding on the date hereof in accordance with their present terms); or

                  (h) shall not, and shall not permit any of its Subsidiaries to take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

            5.2 INVESTIGATION BY THE PURCHASERS. Prior to the Closing, the Company shall allow the Purchasers, their respective counsel, accountants and other representatives during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, Facilities, business and operations of the Company and its Subsidiaries and to inspect and make copies of Contracts, Books and Records and all other documents and information reasonably requested by the Purchasers and related to the operations and business of the Company and its Subsidiaries including, without limitation, historical financial information concerning the business of the Company and its Subsidiaries and to meet with designated Personnel of the Company or its Subsidiaries and/or their representatives. The Company and its Subsidiaries shall furnish to the Purchasers promptly upon request (a) all additional documents and information with respect to the affairs of the Company and its Subsidiaries relating to their businesses and (b) access to the Personnel and to the Company's and its Subsidiaries' accountants and counsel as the Purchasers, or their respective counsel or accountants, may from time to time reasonably request and the Company and its Subsidiaries shall instruct their Personnel, accountants and counsel to cooperate with the Purchasers, and to provide such documents and information as the Purchasers and their respective representatives may request.

            5.3 CONSENTS AND EFFORTS; FURTHER ASSURANCES. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner as reasonably practicable, the Equity Investment and the other transactions contemplated by the Transaction Documents. The Purchasers and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable Law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by the Transaction Documents, including the Equity Investment, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Notwithstanding the foregoing, the parties hereto acknowledge and agree that with respect to Regulatory Approvals, in order to satisfy this
Section 5.3, each Purchaser shall only be required to cause its officers, directors and key employees in their capacity as such and any of its Affiliates that it controls to provide all required information in connection with such Regulatory Approvals and to use its reasonable efforts to obtain the cooperation of its substantial shareholders and any other third party in providing all required information in connection with such Regulatory Approvals.

            5.4 NOTIFICATION OF CERTAIN MATTERS. The Company and its Subsidiaries shall give prompt notice to the Purchasers and the Purchasers shall give prompt notice to the Company, as applicable, of:

                  (a) (i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any representation or warranty made by such party contained in this Agreement or in any exhibit or schedule hereto or in any other Transaction Document to be untrue or inaccurate,
(ii) any Material Adverse Change with respect to such party, individually or in the aggregate, and (iii) any failure of such party and its Subsidiaries or any of their respective Affiliates, stockholders or representatives to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement or any exhibit or schedule hereto or under any Transaction Document; PROVIDED that such disclosure shall not be deemed to cure, or to relieve such party of any liability or obligation with respect to, any breach of or failure to satisfy any representation, warranty, covenant, condition or agreement under any of the Transaction Documents.

                  (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;

                  (c) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Transaction Documents; and

                  (d) any Actions commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 (with respect to the Company and its Subsidiaries) or which relate to the consummation of the transactions contemplated by the Transaction Documents.

            5.5   EXCLUSIVITY; FEES AND EXPENSES.

                  (a) From the date of this Agreement until this Agreement terminates in accordance with its terms, (the "EXCLUSIVITY PERIOD"), the Company shall not, and shall cause its officers, board of directors, advisors and representatives not to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, proposals or offers relating to, (ii) respond to any submissions, proposals or offers relating to, (iii) engage in any negotiations or discussions with any Person relating to, or (iv) otherwise cooperate in any way with any Person in connection with the issuance of any Equity Securities of the Company in connection with the Merger (except for the shares of Common Stock and warrants issued in respect of the financing contemplated by the Financing Documents), without first obtaining the written approval of the Purchasers. The Company will immediately notify the Purchasers of any submissions, proposals, offers or inquiries made during the Exclusivity Period. In the event of the Company's breach of the terms this Section 5.5(a), the Company shall reimburse the Purchasers for their damages, including, without limitation, their reasonable attorney's fees and expenses and other out of pocket expenses, incurred in connection with the evaluation and negotiation of the Equity Investment.

                  (b) The Company shall reimburse the Purchasers (i) for any and all of their reasonable documented costs relating to the Equity Investment, whether or not the transactions contemplated by the Transaction Documents are ultimately consummated, in an amount not to exceed $150,000 and (ii) in addition to the costs set forth in clause (i) hereof, for any and all of their documented costs relating to regulatory authorization and filings related to the Equity Investment, including, without limitation, any and all costs of any regulatory body investigating the Purchasers and any of their Affiliates, officers, directors and key employees and fees and expenses of legal counsel, whether or not the transactions contemplated by the Transaction Documents are ultimately consummated, in an amount not to exceed $500,000.

                  (c) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to the Purchasers, within one business day following such event, a fee of $3,000,000

(90.9% of which shall be paid to Cirmatica, 1.8% of which shall be paid to Olivetti, 3.635% of which shall be paid to Oak and 3.635% of which shall be paid to Peconic). "PAYMENT EVENT" means (i) the failure by the Company to consummate the Equity Investment in accordance with the terms of this Agreement; (ii) the termination of this Agreement by the Purchasers pursuant to Section 8.1(a)(iii);
(iii) the failure by the Company or Target to consummate the Merger as a result of a breach or alleged breach by the Company of its representations, warranties or covenants contained in the Merger Agreement or any of the other agreements related thereto, unless such breach or alleged breach is approved by each Purchaser in its sole discretion; or (iv) if this Agreement shall have been terminated in accordance with its terms and on or prior to the sixth month anniversary of the date of such termination, the Company enters into an agreement with respect to the sale of a material amount of Equity Securities of the Company. In addition, if the Company receives a fee or any expense reimbursement in connection with the termination of the Merger from Target, the Company shall pay to the Purchasers the lesser of (x) $1.0 million or (y) an amount equal to one-third of such fee plus expense reimbursement received by the Company (net of the payment of fees and expenses owed to the banks in connection with the debt financing and legal, accounting and other expenses incurred in connection with the Merger).

                  (d) The Company acknowledges that the agreements contained in this Section 5.5 are an integral part of the transactions contemplated by the Transaction Documents, and that, without these agreements, the Purchasers would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 5.5, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 5.5, the Company shall also pay to the Purchasers their costs and expenses incurred in connection with such litigation.

                  (e) This Section 5.5 shall survive any termination of this Agreement, however caused.

            5.6   CHANGE OF CONTROL EXEMPTIONS.

                  (a) The Company covenants and agrees that none of the change of control provisions contained in any Severance Agreements of the Company and its Subsidiaries entered into after the date of this Agreement will apply to, or otherwise have an effect on, the Company, Olivetti S.p.A., Cirmatica, Lottomatica S.p.A. or their respective Affiliates in the event Olivetti S.p.A., Cirmatica, Lottomatica S.p.A. or their Affiliates take any action that would otherwise cause, or be deemed, a change of control under the Severance Agreements of the Company or its Subsidiaries, except to the extent that a termination of employment by the Company or its Subsidiaries as a result of a change of control, and not the mere occurrence of a change of control, triggers payment to be made by the Company or its Subsidiaries.

                  (b) The Company covenants and agrees to (i) use its best efforts to amend all Change of Control Agreements of the Company or its Subsidiaries (other than Severance Agreements) so that no change of control provisions contained in any such agreements apply to or will apply to, or otherwise have an effect on, the Company, Olivetti S.p.A.,

Cirmatica, Lottomatica, S.p.A. or their respective Affiliates in the event Olivetti, Cirmatica, Lottomatica, S.p.A. or their Affiliates take any action that would otherwise cause, or be deemed, a change of control under such agreements of the Company or its Subsidiaries, and (ii) not enter into, or permit its Subsidiaries to enter into, any agreements of the Company or its Subsidiaries (other than Severance Agreements) which contains any change of control provisions that apply to or will apply to, or will otherwise have an effect on, the Company, Olivetti S.p.A., Cirmatica, Lottomatica S.p.A. or their respective Affiliates in the event Olivetti S.p.A., Cirmatica, Lottomatica S.p.A. or their Affiliates take any action that would otherwise cause, or be deemed, a change of control under such agreements of the Company or its Subsidiaries.

                  (c) The Company covenants and agrees that it will not amend any of the change of control provisions contained in the Financing Documents in any manner that will cause any such change in control provisions to apply to, or otherwise have an effect on, the Company, Olivetti S.p.A. or their respective Affiliates in the event Olivetti S.p.A. or its Affiliates take any action that would otherwise cause, or be deemed, a change of control under any such Financing Documents.

            5.7 COMPLIANCE WITH LAWS. The Purchasers shall comply with all applicable federal securities laws in their transactions in the Company's securities.

                                  ARTICLE VI.
                          CONDITIONS TO THE INVESTMENT

            6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company and the Purchasers to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  (a) CONSENTS. All consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and for the Company to conduct the business of the Company in substantially the manner now conducted, including approval by the Federal Trade Commission and the Department of Justice under the HSR Act or expiration of the waiting period thereunder, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a Material Adverse Effect on the Company and its Subsidiaries, individually or in the aggregate, after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents.

                  (b) NO LEGAL PROHIBITIONS. No provision of any applicable Law shall prohibit or restrain the consummation of the transactions contemplated by the Transaction Documents, including the Equity Investment; PROVIDED, HOWEVER, that the Company and the Purchasers shall each use its reasonable best efforts to have any judgment, order, decree or injunction prohibiting or restraining the consummation of the transactions contemplated by the Transaction Documents vacated.

                  (c) REGULATORY APPROVALS. The Company and the Purchasers shall have received all regulatory approvals, and findings of suitability or qualification, including any approvals by state governing commissions and gaming regulators, or temporary permits or authorizations, or, if applicable, the expiration of any notice periods with respect thereto ("REGULATORY APPROVALS"), reasonably satisfactory to the Company and the Purchasers, that are necessary for the Purchasers to own and continue to hold the Preferred Stock and shares of Common Stock, vote the Preferred Stock and appoint or elect at least four (or seven, if applicable) directors to the Board of Directors of the Company.

                  (d) MERGER CLOSING. On or prior to the Closing, the Merger shall have been consummated in accordance with the terms of the Merger Agreement.

            6.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby on the Closing Date are subject, in sole discretion of the Company, to the satisfaction, on or prior to the Closing Date of the following conditions, which may be waived by the Company in accordance with Section 8.4:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (i) All representations and warranties of the Purchasers contained in this Agreement that are qualified by materiality shall be true and correct in all respects and all representations and warranties of the Purchasers contained in this Agreement not so qualified by materiality shall be true and correct in all material respects, in each case at and as of the date of this Agreement and the Closing Date as if such representations and warranties were made at and as of the date of this Agreement and the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true in all respects or all material respects, as required, as of such specified date).

                  (ii) Each of the Purchasers shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

                  (b) STOCKHOLDERS' AGREEMENT. Each of the Purchasers shall have executed and delivered to the Company the Stockholders' Agreement, in the form attached hereto as EXHIBIT B.

                  (c) NO PROCEEDINGS OR LITIGATION. No Actions by any governmental authority or any other entity or Person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated by the Transaction Documents and which could reasonably be expected to damage the Company or materially adversely affect the ability of the Purchasers to consummate the transactions contemplated by the Transaction Agreement.

            6.3 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS. The obligations of the Purchasers to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of the Purchasers, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchasers in accordance with Section 8.4:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (i) All representations and warranties of the Company contained in this Agreement that are qualified by materiality shall be true and correct in all respects and all representations and warranties of the Company contained in this Agreement not so qualified by materiality shall be true and correct in all material respects, in each case at and as of the date of this Agreement and the Closing Date as if such representations and warranties were made at and as of the date of this Agreement and the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true in all respects or all material respects, as required, as of such specified date).

                  (ii) The Company shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

                  (iii) The Purchasers shall have received, at or prior to the Closing, a certificate executed by the President and the Chief Financial Officer of the Company certifying that, as of the Closing Date, the conditions set forth in Sections 6.3(a)(i), (a)(ii), (d), (e) and (i) have been satisfied.

                  (b) NO PROCEEDINGS OR LITIGATION. No Actions by any governmental authority or any other entity or Person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated by the Transaction Documents and which could reasonably be expected to damage the Purchasers or materially adversely affect the value of the Shares or the Assets, business or operations of the Company and its Subsidiaries or each Purchaser's ability to own its Shares, if the transactions contemplated by the Transaction Documents are consummated.

                  (c) STOCKHOLDERS' AGREEMENT. The Company shall have executed and delivered to the Purchasers the Stockholders' Agreement, in the form attached hereto as EXHIBIT B.

                  (d) MATERIAL CHANGES. There shall not exist any condition, circumstance or state of facts, and there shall not have been (or reasonably expected to occur) any event, occurrence, change, development or circumstance, which has had or could reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries, individually or in the aggregate and, to the best knowledge of the Company, there shall have been no potential or threatened Material Adverse Change with respect to the Company or its Subsidiaries, individually or in the aggregate.

                  (e) BOARD APPROVAL. The Company's Board of Directors shall have approved the transactions contemplated by the Transaction Documents, including the Equity Investment, for purposes of Section 203 of the DGCL as specified in Section 3.25.

                  (f) MERGER FINANCING. The Company shall have received all funds required to consummate the Merger and refinance the debt of the Company substantially in accordance with that certain Sources and Uses Table attached hereto as Schedule 6.3(f) on (i) the terms and conditions of the Debt Commitment Letters and the Financing Documents; PROVIDED, HOWEVER, that such Debt Commitment Letters and Financing Documents will not be materially amended or modified nor will any of the conditions to such Debt Commitment Letters and Financing Documents be waived, in each case, without the prior written consent of the Purchasers (not to be unreasonably withheld) or (ii) other terms and conditions no less favorable, in the aggregate, to the Company and reasonably satisfactory to the Purchasers.

                  (g) MERGER AGREEMENT. The Purchasers shall have received, at or prior to the Closing, a certificate executed by the President and the Chief Financial Officer of the Company certifying that, as of the Closing Date, all of the material conditions to the consummation of the Merger set forth in the Merger Agreement shall have been satisfied; or if any such condition has not been satisfied, such condition shall have been waived only with the prior written consent of the Purchasers (not to be unreasonably withheld), after written disclosure to the Purchasers of the conditions proposed to be waived.

                  (h) BOARD OF DIRECTORS. As of the effective time of the Merger, at least four directors designated by the holders of Preferred Stock as set forth in the Stockholders' Agreement shall have been appointed to the Board of Directors of the Company and the Company shall have delivered evidence reasonably satisfactory to the Purchasers of such designation.

                  (i) CHANGE OF CONTROL EXEMPTIONS. All change of control provisions contained in the Financing Documents shall not apply to, or otherwise have an effect on, the Company, Olivetti S.p.A. or their respective Affiliates in the event Olivetti S.p.A. or its Affiliates take any action that would otherwise cause, or be deemed, a change of control under any such Financing Documents. All change of control provisions contained in the Severance Agreements of the Company and its Subsidiaries shall not apply to, or otherwise have an effect on, the Company, Olivetti S.p.A., Cirmatica, Lottomatica S.p.A. or their respective Affiliates in the event Olivetti S.p.A., Cirmatica, Lottomatica S.p.A. or their Affiliates take any action that would otherwise cause, or be deemed, a change of control under the Severance Agreements of the Company or its Subsidiaries, unless termination of employment by the Company or its Subsidiaries as a result of a change of control, and not the mere occurrence of the change of control, triggers payment to be made by the Company or its Subsidiaries.

                  (j) OPINION OF COUNSEL. The Company shall have delivered to the Purchasers an opinion of counsel for the Company, dated as of the Closing Date, substantially in the form of EXHIBIT C attached hereto.

                  (k) CERTIFICATE OF DESIGNATIONS. The Company shall have adopted the Certificate of Designations and the Certificate of Designations shall have been filed with, and accepted by, the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware.

                  (l) SECRETARY'S CERTIFICATE. The Secretary or an Assistant Secretary of the Company shall have delivered to the Purchasers at the Closing Date a certificate dated as of the Closing Date, certifying: (a) that attached thereto is a true and complete copy of the By-Laws of the Company as in effect on the date of such certification; (b) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Agreement and the other Transaction Documents, the issuance, sale and delivery of the Shares and that all such resolutions are in full force in effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the other Transaction Documents; (c) that attached thereto is a true and complete copy of the Certificate of Designations that has been filed with and declared effective by the Secretary of State of the State of Delaware on the date of such certification, (d) that attached thereto is a true and complete copy of the Certificate of Incorporation as in effect on the date of such certification; and (e) to the incumbency and specimen signature of certain officers of the Company.

                                  ARTICLE VII.
                                 INDEMNIFICATION

            7.1 INDEMNIFICATION BY THE COMPANY.

                  (a) The Company shall indemnify, save and hold the Purchasers and their respective Affiliates, directors, shareholders, officers, employees, and their respective agents (each, a "PURCHASER PARTY"), harmless from and against any and all costs, losses (including, without limitation, diminutions in value), charges, liabilities, obligations, damages (whether actual or consequential), punitive damages (but only to the extent that they are actually awarded in Third-Party Claims), lawsuits, actions, judgments, deficiencies, demands, fees, claims, settlements and expenses (whether arising out of Third-Party Claims or otherwise), including, without limitation, interest, penalties, costs of litigation, reasonable attorneys' fees and expenses, all amounts paid in the investigation, defense or settlement of any of the foregoing consistent with the indemnified party's past business practices and costs of enforcing this indemnity (collectively, "LOSSES") incurred in connection with, arising out of, resulting from or relating or incident to: (i) any untruth, inaccuracy or incorrectness of, or any other breach of, any representation or warranty of or by the Company in or pursuant to this Agreement or the other Transaction Documents that survives the Closing as set forth in Section 7.1(b), or (ii) the nonfulfillment, nonperformance, nonobservance or other breach of any covenant or agreement made by the Company in or pursuant to this Agreement or the other Transaction Documents. The claims for indemnity by Purchaser Parties pursuant to this Section 7.1 are referred to as "PURCHASER CLAIMS"). The indemnity provided for in this Section 7.1 is not limited to matters asserted by third parties against any Purchaser Party, but includes Purchaser Claims incurred or sustained by any Purchaser Party in the absence of third party claims. The indemnification obligations of the Company pursuant to clause (i) of this Section 7.1 shall be limited to claims for Losses as to which written notice is delivered to the Company prior to the last date of survival of the applicable representation and warranty as provided in Section 7.1(b).

                  (b) All statements contained in Articles III and IV herein or the other Transaction Documents or in the Disclosure Schedule, certificates specifically referred to herein or delivered by or on behalf of the parties pursuant to this Agreement shall be deemed to be representations and warranties by the parties hereunder. For purposes of this Article VII, the representations and warranties of the Company contained herein and as provided in the preceding sentence shall survive until the Closing, without regard to any investigation made by the Purchasers, except that (i) the representations and warranties contained in Sections 3.1 (Organization and Capitalization) and 3.2 (Authorization) shall survive the Closing indefinitely, (ii) the representations and warranties contained in Section 3.26 (Change of Control Exemptions) shall survive the Closing until all applicable statutes of limitation have expired, and (iii) the representations and warranties contained in Section 3.27 (Accuracy of Information Furnished) shall survive the Closing for a period of 18 months after the date of this Agreement. The covenants and agreements of the parties contained herein shall survive the Closing until all applicable statutes of limitation have expired. Notwithstanding the foregoing, the representations, warranties and covenants of the Company contained in this Agreement will not expire with respect to any written claims delivered to the Company prior to the applicable expiration period of any such representations, warranties or covenants as provided above.

            7.2 DEFENSE OF CLAIMS. If a claim for Losses (a "CLAIM") is to be made by a Person entitled to indemnification hereunder, the Person claiming such indemnification shall give written notice (a "CLAIM NOTICE") to the indemnifying Person as soon as practicable after the Person entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article VII. The failure of any indemnified Person to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the indemnifying Person is prejudiced by such failure. In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit or other legal action or otherwise, a "THIRD-PARTY CLAIM"), if the indemnifying Person shall acknowledge in writing to the indemnified Person that the indemnifying Person shall be obligated to indemnify the indemnified Person under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (A) the indemnifying Person shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the indemnified Person to handle and defend the same, and (B) the indemnifying Person shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified Person, such consent not to be unreasonably withheld. In the event the indemnifying Person elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this
Section 7.2, the indemnified Person may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim;

PROVIDED that, if the named Persons to a lawsuit or other legal action include both the indemnifying Person and the indemnified Person and the indemnified Person has been advised in writing by counsel that a conflict of interest exists which makes representation by the same counsel of both such indemnified Person and such indemnifying Person inappropriate under applicable provisions of the code of professional responsibility, the indemnified Person shall be entitled, at the indemnifying Person's cost, risk and expense, to separate counsel of its own choosing reasonably acceptable to the indemnifying Person. If the indemnifying Person fails to assume the defense of such Third-Party Claim in accordance with this Section 7.2 within 20 calendar days after receipt of the Claim Notice, the indemnified Person against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the indemnifying Person) have the right to undertake, at the indemnifying Person's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the indemnifying Person; PROVIDED that such Third-Party Claim shall not be compromised or settled without the written consent of the indemnifying Person, which consent shall not be unreasonably withheld. In the event the indemnifying Person assumes the defense of the claim, the indemnifying Person shall keep the indemnified Person reasonably informed of the progress of any such defense, compromise or settlement, and in the event the indemnified Person assumes the defense of the claim, the indemnified Person shall keep the indemnifying Person reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying Person shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 7.2 and for any final judgment (subject to any right of appeal), and the indemnifying Person agrees to indemnify and hold harmless each indemnified Person from and against any and all Losses by reason of such settlement or judgment.

            7.3 INSURANCE PROCEEDS; TAX EFFECT. To the extent that any Purchaser Claim is covered by insurance held by or results in any Tax savings to such indemnified Purchaser Party, such indemnified Person shall be entitled to indemnification pursuant to Section 7.1, only with respect to the amount of the Losses that are in excess of the cash proceeds received by such indemnified Person pursuant to such insurance or the value of the Tax benefits resulting from such Purchaser Claim. If such indemnified Person receives such cash insurance proceeds or such Tax benefit can reasonably be determined prior to the time such claim is paid, then the amount payable by the indemnifying Person pursuant to such claim shall be reduced by the amount of such proceeds or the value of such Tax benefits. If such indemnified Person receives such cash insurance proceeds or the amount of such Tax Benefit is reasonably determined after such claim has been paid, then upon the receipt by the indemnified Person of any cash proceeds pursuant to such insurance or reasonable determination of Tax benefits in excess of the amount of any unreimbursed Purchaser Claim incurred by such indemnified Person with respect to such claim, such indemnified Person must repay any portion of such excess amount which was previously paid by the indemnifying Person to such indemnified party in satisfaction of such claim.

                                 ARTICLE VIII.
                                  MISCELLANEOUS

            8.1 TERMINATION.

                  (a) TERMINATION. This Agreement may be terminated as follows:

                  (i) by mutual written consent of the Purchasers and the Company at any time;

                  (ii) by either the Company or the Purchasers, if the Closing shall not have occurred on or before November 18, 2000, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

                  (iii) by either the Company or the Purchasers, if the Purchasers (in the case of termination by the Company) or the Company (in the case of termination by the Purchasers) shall have breached in any material respect any of its obligations under this Agreement or any representation and warranty of the Purchasers (in the case of termination by the Company) or the Company (in the case of termination by the Purchasers) which would result in a condition set forth in Section 6.2 or
      6.3 of this Agreement, as the case may be, not being satisfied; or

                  (iv) by either the Company or the Purchasers, if there shall be any Law or regulation that makes consummation of the Equity Investment or the transactions contemplated by the Transaction Documents illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Purchasers or the Company from consummating the Equity Investment or the transactions contemplated by the Transaction Documents is entered and such judgment, injunction, order or decree shall become final and non-appealable.

            The party desiring to terminate this Agreement pursuant to Sections 8.1(a)(ii)-(iv) shall give written notice of such termination to the other party in accordance with Section 8.3.

                  (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 5.5, 8.3, 8.8, 8.10, 8.12 and 8.13 hereof shall survive the termination hereof.

                  (c) PROCEDURE UPON TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1:

                  (i) Each party shall redeliver all documents, work papers and other material of any other party and any and all copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                  (ii) Each party will hold and will cause its Affiliates, consultants, agents and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, all documents and information concerning the other parties that were furnished to such party by such other parties or their representatives in connection with the transactions contemplated by the Transaction Documents (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors.

            8.2 ASSIGNMENT; PARTIES IN INTEREST. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of all other parties to this Agreement prior to the Closing. After the Closing, subject to the terms of the Stockholders' Agreement, Regulatory Approvals and applicable Law, each of the Purchasers may transfer or assign, in whole or in part, any of its rights and obligations hereunder to any Person; PROVIDED that such transferee executes and delivers a counterpart copy of this Agreement and the Stockholders' Agreement to the Company and each of the Purchasers thereby agreeing to be bound by the terms and provisions set forth herein and in the Stockholders' Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder, except for each Purchaser Party pursuant to Article VII hereof, each such Purchaser Party being an intended third party beneficiary of this Agreement.

            8.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

            If to the Company, addressed to:

                  Autotote Corporation
                  750 Lexington Avenue
                  25th Floor
                  New York, NY  10022
                  Attention: Secretary and General Counsel
                  Telecopy: (212) 754-2372

            With a copy to:

                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue
                  New York, NY  10022
                  Attention:  Peter Smith, Esq.
                  Telecopy:  (212) 715-8000

            If to Cirmatica, addressed to:

                  Cirmatica Gaming, S.A.
                  Rambla De Catalunya 16, 4(0), 2a
                  Barcelona, Spain
                  Attention:  Jaime Hernandez Guillem
                  Telecopy:  (01139) 02 621 3241

            With a copy to:

                  Lottomatica S.p.A.
                  via di Porta Latina, 8
                  00179 Rome, Italy
                  Attention:  Roberto Sgambati
                  Telecopy:  (01139) 0670453122

                  Latham & Watkins
                  99 Bishopsgate
                  London EC2M 3XF
                  Attention:  Michael S. Immordino, Esq.
                  Telecopy:  (01144) 2073744460

                  Latham & Watkins
                  885 Third Avenue
                  New York, NY 10022
                  Attention:  Samuel A. Fishman, Esq.
                              David S. Allinson, Esq.
                  Telecopy:   (212) 751-4864

            If to Olivetti, addressed to

                  Olivetti International S.A.
                  125 Avenue du X Septembre
                  Luxemborg
                  Attention:  Luciano La Noce

            With a copy to:

                  Olivetti S.p.A.
                  P.zza Einaudi 8
                  20121 Milan, Italy
                  Attention:  Lucian La Noce
                  Telecopy: (01139) 026213241

                  Latham & Watkins
                  99 Bishopsgate
                  London EC2M 3XF
                  Attention:  Michael S. Immordino, Esq.
                  Telecopy:  (01144) 2073744460

                  Latham & Watkins
                  885 Third Avenue
                  New York, NY 10022
                  Attention:  Samuel A. Fishman, Esq.
                              David S. Allinson, Esq.
                  Telecopy:   (212) 751-4864

            If to Oak, addressed to

                  The Oak Fund
                  PO Box 31106 SMB, Corporate Center
                  West Bay Road
                  Grand Cayman, Cayman Islands
                  Attention: Niels Heck
                  Telecopy:  (1345) 949-3877

            If to Peconic, addressed to

                  Peconic Fund Ltd.
                  c/o Ramius Capital Group, LLC
                  666 Third Avenue
                  New York, New York 10017
                  Attention:  Peter A. Cohen
                  Telecopy:  (212) 845-7999

            If to Ramius, addressed to

                  Ramius Securities, LLC
                  666 Third Avenue
                  New York, New York 10017
                  Attention:  Peter A. Cohen
                  Telecopy:  (212) 845-7999
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

            8.4 ENTIRE AGREEMENT; WAIVERS. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Schedule), and the other the Transaction Documents, constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            8.5 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.6 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

            8.7 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

            8.8 FEES AND EXPENSES. Except as provided in Section 5.5 hereof, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            8.9 CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

            8.10 GOVERNING LAW; JURISDICTION.

                  (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

                  (b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR, IF SUBJECT MATTER JURISDICTION IN THAT COURT IS NOT AVAILABLE, IN THE SUPREME COURT OF THE STATE OF

NEW YORK, NEW YORK COUNTY) OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS. EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING WILL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM IN CONNECTION THEREWITH.

            8.11 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            8.12 PUBLIC ANNOUNCEMENTS. Neither the Purchasers, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement and the other Transaction Documents, including the Equity Investment, without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by applicable Law, court process or the listing requirements of AMEX. In addition to the foregoing, the Purchasers and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by the Transaction Documents shall be mutually agreed upon prior to the issuance thereof.

            8.13 ENFORCEMENT OF AGREEMENT. The parties hereby acknowledge and agree that money damages would not be adequate compensation for the damages that a party would suffer by reason of a breach of this Agreement or a failure of any other party to perform any of its obligations under this Agreement. Therefore, each party hereto agrees that in addition to and without limiting any other remedy or right it may have, the non-breaching part will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

            8.14 INTERPRETIVE PROVISIONS.

                  (a) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

                  (b) Accounting terms used but not otherwise defined herein shall have the meanings given to such terms under GAAP.

                  (c) The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

                  (d) Any reference to any supranational, national, federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.


AUTOTOTE CORPORATION                OLIVETTI INTERNATIONAL S.A.


By: /s/ Martin Schloss              By:  /s/ Luciano La Noce
   ---------------------------           ----------------------
   Name: Martin Schloss                  Name: Luciano La Noce
   Title: Vice President                 Title: Director



                                    CIRMATICA GAMING S.A.


                                    By:   /s/ Roberto Sgambati
                                         ----------------------
                                         Name: Roberto Sgambati
                                         Title: Director


                                    THE OAK FUND


                                    By:   /s/ Niels Heck
                                         ----------------------
                                         Name: Niels Heck
                                         Title: Director


                                    PECONIC FUND LTD.


                                    By:  /s/ Peter Cohen
                                         ----------------------
                                         Name: Peter Cohen
                                         Title: Principal


                                    RAMIUS SECURITIES, LLC


                                    By:  /s/ Peter Cohen
                                         ----------------------
                                         Name: Peter Cohen
                                         Title: Principal

                               DISCLOSURE SCHEDULE

                                    EXHIBIT A

                           Certificate of Designations

                                    EXHIBIT B

                             Stockholders' Agreement

                                    EXHIBIT C

                        Opinion of Counsel to the Company

            1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

            2. The Company has all necessary corporate power and authority to execute and deliver the Agreement and the other Transaction Documents and to perform all its obligations thereunder. The execution and delivery by the Company of each Transaction Document delivered by it and the consummation by the Company of the transactions contemplated by the Agreement and the other Transaction Documents has been duly authorized by all requisite corporate action on the part of the Company.

            3. The Agreement and the other Transaction Documents delivered by the Company have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

            4. The Certificate of Designations has been duly authorized by the Company, and has been filed with and declared effective by the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware.

            5. As of the date hereof, the authorized capital stock of the Company consists of 102,000,000 shares of capital stock comprised of: (a) 2,000,000 shares, par value $1.00 per share, of blank check preferred stock, of which 1,600,000 are designated as Series A Convertible Preferred Stock, par value $1.00 per share; (b) 99,3000,000 shares of Class A Common Stock, par value $.01 per share, of which ____________ shares are duly and validly issued, fully paid, non-assessable and outstanding; and (c) 700,000 shares of Class B Nonvoting Common Stock, par value $.01 per share, of which no shares are issued and outstanding. Of the authorized but unissued shares of Common Stock (i) 30,000,000 shares are reserved for issuance upon the conversion of the Preferred Stock and (ii) _____________ shares are reserved for issuance upon the exercised of options granted under the Company's stock option plan.

            6. Upon delivery of the Series A Convertible Preferred Stock to the Purchasers against payment by the Purchasers of the consideration therefor in accordance with the terms of the Agreement, such shares of Series A Convertible Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable and will have the rights, preferences and privileges specified therefor in the Certificate of Designations.

            7. Upon conversion of shares of Series A Preferred Stock in accordance with the Certificate of Designations, the shares of Common Stock delivered therefor will be duly authorized, validly issued, fully paid and non-assessable.

            8. Except for the conversion privileges of the Series A Convertible Preferred Stock, the rights of the Purchasers pursuant to the Transaction Documents, currently outstanding options to purchase shares of Common Stock granted to employees of the Company under the Company's stock option plan, and as disclosed in the Disclosure Schedule to the Agreement, there are no statutory preemptive rights or, to the best of counsel's knowledge, non-statutory preemptive rights, options, warrants, conversion privileges, or other rights (or agreements for any such rights) outstanding to purchase other otherwise obtain from the Company any of the Company's Equity Securities.

            9. None of the execution, delivery and performance of any Transaction Document, or the consummation of the transactions contemplated thereby, by the Company or its Subsidiaries will result in a violation of or a conflict with any provision of the certificate of incorporation or by-laws of the Company or its Subsidiaries.

            10. No consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby other than (a) Regulatory Filings, (b) Regulatory Approvals or (c) any notices of sale required to be filed with the SEC under Regulation D of the Securities Act or such post-closing filings as may be required under applicable state securities laws.

            11. Based in part on the representations and warranties of the Purchasers contained in the Agreement, the offer and sale of the shares of Series A Convertible Preferred Stock made pursuant to the Agreement is, and the acquisition of the Common Stock upon the conversion of such Preferred Stock will be, in compliance with the Securities Act and any applicable state securities laws and exempt from the registration requirements of the Securities Act and such state securities laws.

            12. To the best of counsel's knowledge, except as set forth in the Disclosure Schedule to the Agreement, there are no outstanding orders, writs, injunctions, judgments or decrees or Actions pending or threatened or anticipated, (a) against, related to or affecting (i) the Company and its Subsidiaries, their business or operations or the Assets, (ii) any officers or directors of the Company and its Subsidiaries, as such, (iii) any stockholder of the Company and its Subsidiaries, as such, or (iv) other than routine claims for benefits, any Employee Plan of the Company and its Subsidiaries or any trust or funding instrument, fiduciary or administrator thereof, (b) relating to the transactions contemplated by the Transaction Documents, or (c) in which Company or its Subsidiaries is a plaintiff, including, without limitation, any derivative suits brought by or on behalf of the Company or its Subsidiaries that would, if adversely determined, have a Material Adverse Effect on the Company and its Subsidiaries, individually or in the aggregate.